Exhibit 99.2

Oct 27, 2025 1:58 PM Eastern Daylight Time

FirstSun Capital Bancorp and First Foundation Inc.
Combining in All-Stock Merger

Transaction will create a premier $17 billion bank operating in the nation’s best growth markets

  Unlocking value via a material balance sheet re-positioning strategy: approximately $3.4 billion planned down-size of non-core assets
  Substantially accelerates FirstSun’s de novo expansion strategy in the highly attractive Southern California marketplace
  Combined entity will migrate to best-in-class performance metrics with a high quality business mix, including $6.8 billion in pro forma AUM and 20% fee income-to-revenue ratio
  Top-tier performance metrics on a pro forma combined basis: ~1.45% ROAA and ~13.3% ROATCE
  30%+ accretion to FSUN’s 2027 estimated EPS
  Highly experienced combined management team with proven expertise and track record in executing on balance sheet re-positioning and M&A integration
  Significant pro forma insider and affiliate ownership estimated at 48%

DENVER, CO and IRVING, TX--(BUSINESS WIRE)--FirstSun Capital Bancorp (“FirstSun,” or the “Company”) (Nasdaq: FSUN), the holding company of Dallas-based Sunflower Bank, N.A. (“Sunflower Bank”) and First Foundation Inc. (“First Foundation”) (NYSE: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors and Irvine, California-based First Foundation Bank (“First Foundation Bank”) jointly announced today that they have entered into a definitive merger agreement (the “Merger Agreement”), which was unanimously approved by the respective board of directors of both FirstSun and First Foundation. Under the terms of the Merger Agreement, First Foundation will merge with and into FirstSun, with FirstSun continuing as the surviving company (the “Merger”). Immediately following the Merger, First Foundation Bank will merge with and into Sunflower Bank, with Sunflower Bank continuing as the surviving bank. The combined holding company and bank will operate under the FirstSun and Sunflower Bank names and brands following closing of the transaction, respectively.

Under the terms of the Merger Agreement, the companies will combine in an all-stock transaction in which First Foundation common and preferred stockholders will receive 0.16083 of a share of FirstSun common stock for each share of First Foundation common stock owned on a fully converted basis. Additionally, First Foundation’s warrant holders will exercise their warrants early and receive FirstSun common stock in the merger and also receive additional cash consideration totaling $17.5 million in the aggregate. The aggregate transaction value, inclusive of the cash consideration being paid to warrant holders, is estimated at $785 million based on FirstSun’s closing price as of October 24, 2025. FirstSun stockholders will own 59.5% and First Foundation stockholders will own 40.5% of the combined company following the merger.

Mollie Hale Carter, Executive Chairman of FirstSun, Neal Arnold, CEO, President & Director of FirstSun, and Rob Cafera, CFO of FirstSun, will each retain their current roles at the combined company. Tom Shafer, who currently serves as CEO of First Foundation, will serve as Vice Chairman of the combined company following the closing of the proposed transaction. Five current First Foundation directors will be invited to join the combined company’s board of directors following the closing.

“We are thrilled to welcome the customers and team members of First Foundation to the FirstSun and Sunflower Bank family,” said Mollie Hale Carter, Executive Chairman of FirstSun and Sunflower Bank. “This merger represents an exciting opportunity to strengthen our platform for long-term, sustainable growth, expand our earnings power, and drive greater value for our stockholders. Both organizations have a strong presence in large, vibrant markets, including the highly attractive Southern California region, which remains a key focus for our ongoing growth strategy. Together, FirstSun and First Foundation will form a premier regional bank with a powerful footprint across some of the most dynamic markets in the country. This combination allows us to leverage FirstSun’s proven deposit and C&I-focused growth strategy at a larger scale. We’re enthusiastic about the opportunities this merger unlocks to enhance performance and deepen our specialty business capabilities. We believe this combination fits well with the company’s strategic objectives to enhance value for clients, employees, and stockholders over time.”

“Joining forces with FirstSun marks an exciting new chapter for First Foundation,” said Tom Shafer, CEO of First Foundation. “This merger strengthens our ability to deliver exceptional financial services and expands our reach across key markets. Our employees continue to be the driving force behind our success, and their commitment to excellence makes this next chapter possible. We are particularly excited to accelerate the business plan of First Foundation Advisors, our private wealth management platform, with respect to further growing lending and deposits within the existing customer base as well as providing more firepower to grow that business throughout the combined organization’s expansive footprint.”

Strategic Benefits & Industrial Logic of the Transaction

  Combination creates a powerful & differentiated franchise in some of the best growth markets across the United States
  Materially accelerates FirstSun’s current expansion strategy in Southern California, across a branch network totaling 18 locations
  Significant balance sheet re-positioning will unlock First Foundation’s core franchise
  The proposed transaction will migrate First Foundation’s franchise to a higher profitability business model and mix
  Top-tier projected pro forma profitability with a high level of diversity of fee income revenue
  Positions the combined company to sustain and build upon FirstSun’s industry-leading organic growth rate following the closing
  Expected financial benefits include estimated EPS accretion and improved return metrics based on management projections

Financial Benefits of the Merger

The financial benefits of the transaction are compelling, with estimated 2027 EPS accretion of 30%+ and a 3.3 year earn back on tangible book value dilution. The pro forma combined company financial metrics are based on management estimates for FirstSun and First Foundation, estimated combined company cost synergies, anticipated balance sheet re-positioning plans and purchase accounting adjustments. On a pro forma basis, the business is expected to deliver compelling operating and return metrics in 2027 with cost savings on a fully-phased in basis, including:

  Total Assets of approximately $17 billion
  Total AUM of approximately $6.8 billion
  Tangible Common Equity at Closing of approximately $1.6 billion
  Tangible Common Equity to Tangible Assets Ratio of ~9.6%
  Common Equity Tier 1 Capital Ratio of ~10.5%
  Return on Average Assets of ~1.45%
  Return on Average Tangible Common Equity of ~13.3%
  Fee Income to Total Revenue of ~20%

Timing and Approvals

The parties expect the closing of the proposed transaction to occur early in the second quarter of 2026, subject to satisfaction of closing conditions, including receipt of customary required regulatory approvals and requisite approval by the stockholders of each company.

Advisors

Stephens Inc. is serving as exclusive financial advisor and rendered a fairness opinion to FirstSun’s board of directors. Nelson Mullins Riley & Scarborough LLP served as legal counsel to FirstSun.

Keefe Bruyette and Woods, A Stifel Company, is serving as lead advisor to First Foundation and provided a fairness opinion to First Foundation’s board of directors. Jefferies LLC is serving as financial advisor to First Foundation and rendered a fairness opinion to First Foundation’s board of directors. Alston & Bird LLP served as legal counsel to First Foundation.

Joint Conference Call

FirstSun and First Foundation will conduct a conference call on Tuesday, October 28, 2025, at 10:00 a.m. ET. Neal Arnold, CEO of FirstSun, Tom Shafer, CEO of First Foundation, and Rob Cafera, CFO of FirstSun will discuss the proposed merger between FirstSun and First Foundation.

A question-and-answer session for analysts will follow the presentation. Stockholders, analysts and other interested parties may register in advance at https://www.netroadshow.com/events/login?show=9130aa58&confId=84897. Access details will be provided via email upon completion of registration.

Participants may call in by dialing (833) 470-1428 for toll-free within the US and (404) 975-4839 for all other locations. The conference ID number is 154988. Phone numbers for international participants are listed at https://www.netroadshow.com/events/global-numbers?confId=48643.

Alternatively, individuals may listen to the live webcast of the presentation by visiting the link on the Events & Presentations page of FirstSun’s website. An audio replay of the live webcast is expected to be available following the live event on the Events & Presentations page of FirstSun’s website.

About FirstSun Capital Bancorp

FirstSun Capital Bancorp (NASDAQ: FSUN), headquartered in Denver, Colorado, is the financial holding company for Sunflower Bank, N.A., headquartered in Dallas, Texas, which operates as Sunflower Bank and First National 1870. Sunflower Bank provides a full range of relationship-focused services to meet personal, business and wealth management financial objectives, with depository branches in seven states and mortgage capabilities in 43 states. FirstSun had total consolidated assets of $8.5 billion as September 30, 2025.

First National 1870 is a division of Sunflower Bank, N.A. To learn more, visit ir.firstsuncb.com or SunflowerBank.com.

About First Foundation Inc.

First Foundation Inc. (NYSE: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services and has offices in California, Nevada, Florida, Texas, and Hawaii. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and X.

Cautionary Note Regarding Forward-Looking Statements

Statements included in this communication which are not historical in nature are intended to be, and hereby are identified as, “forward-looking statements” within the meaning, and subject to the protections of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the outlook, benefits and expectations of FirstSun and First Foundation with respect to the proposed merger, including future financial and operating results (including the anticipated impact of the proposed merger on the combined company’s respective earnings and tangible book value), and the expected timing of the closing of the merger. These statements reflect management’s current expectations and are not guarantees of future performance. Words such as “may,” “will,” “believe,” “anticipate,” “expect,” “intend,” “opportunity,” “continue,” “should,” and “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks, uncertainties and assumptions, include, among others, the following:

  the failure to obtain necessary regulatory approvals when expected or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction);
  the failure of First Foundation or FirstSun to obtain the required stockholder approval, or the failure of either party to satisfy any of the other closing conditions on a timely basis or at all;
  the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;
  the possibility that the proposed transaction, including the re-positioning strategy, will not be completed as planned, including the anticipated benefits of the proposed transaction, including the re-positioning strategy;
  changes in global financial markets and economies and general market conditions, such as interest rates, foreign exchange rates, or stock, commodity, credit or asset valuations or volatility;
  diversion of management’s attention from ongoing business operations and opportunities;
  potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction;
  the outcome of any legal proceedings that may be instituted against FirstSun or First Foundation;
  the risk that the cost savings and synergies expected from the proposed transaction may not be realized or may take longer than anticipated to be realized;
  the risk that integration of FirstSun’s and First Foundation’s respective businesses may be materially delayed or more costly or difficult than expected, including as a result of unexpected factors or events;
  changes to tax legislation and their potential effects on the accounting for the merger;
  the possibility of dilution to existing stockholders resulting from the issuance of additional shares in connection with the proposed transaction;
  the possibility that the combined company may be subject to additional regulatory requirements as a result of the merger or expansion of its business operations; and
  other factors that may affect future results of FirstSun or First Foundation including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Further information regarding additional factors that could affect the forward-looking statements can be found in the cautionary language included under the headings “Cautionary Note Regarding Forward-Looking Statements” (in the case of FirstSun), “Forward-Looking Statements” (in the case of First Foundation), and “Risk Factors” in FirstSun’s and First Foundation’s Annual Reports on Form 10-K for the year ended December 31, 2024 (available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001709442/000170944225000008/fcb-20241231.htm and https://www.sec.gov/ix?doc=/Archives/edgar/data/0001413837/000155837025003129/ffwm-20241231x10k.htm, respectively), and other documents subsequently filed by FirstSun and First Foundation with the Securities and Exchange Commission (the “SEC”). FirstSun and First Foundation disclaim any obligation to update or revise any forward-looking statements contained in this communication, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information About the Merger and Where to Find It

This communication is being made in respect of the proposed transaction between FirstSun and First Foundation. In connection with the proposed transaction, FirstSun will file a registration statement on Form S-4 with the SEC to register FirstSun’s shares that will be issued to First Foundation’s stockholders in connection with the merger. The registration statement will include a joint proxy statement of FirstSun and First Foundation and a prospectus of FirstSun, as well as other relevant documents concerning the proposed transaction. When available, the joint proxy statement/prospectus will be sent to stockholders of FirstSun and First Foundation in connection with the proposed transaction. INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING FIRSTSUN, FIRST FOUNDATION, THE TRANSACTION AND RELATED MATTERS.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

A free copy of the joint proxy statement/prospectus, when it becomes available, as well as other documents filed with the SEC by FirstSun or First Foundation may be obtained at the SEC’s Internet site at http://www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by (i) FirstSun on its website at https://ir.firstsuncb.com/overview/default.aspx under the Financials tab and then under the SEC Filings option, and (ii) First Foundation on its website at https://investor.ff-inc.com/investor-home/default.aspx under the Financials tab and then under the SEC Filings option.

Participants in the Solicitation

FirstSun, First Foundation and certain of their directors and executive officers may be deemed participants in the solicitation of proxies from stockholders of FirstSun or First Foundation in connection with the proposed transaction. Information regarding the directors and executive officers of FirstSun and First Foundation and other persons who may be deemed participants in the solicitation of the stockholders of FirstSun or First Foundation in connection with the proposed transaction will be included in the joint proxy statement/prospectus, which will be filed by FirstSun with the SEC. Information about the directors and officers of FirstSun and their ownership of FirstSun common stock can be found in FirstSun’s definitive proxy statement in connection with its 2025 annual meeting of stockholders, including under the headings “Director Experience”, “Biographical Information for Executive Officers”, “Certain Relationships and Related Party Transactions”, “Security Ownership of Certain Beneficial Owners and Management”, “Executive Compensation”, and “Compensation of Directors for Fiscal Year 2024”, as filed with the SEC on March 21, 2025 and available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001709442/000170944225000020/fcb-20250321.htm, and other documents subsequently filed by FirstSun with the SEC, including on Statements of Change in Ownership on Form 4 filed with the SEC, available at https://www.sec.gov/edgar/browse/?CIK=1709442&owner=exclude. Information about the directors and officers of First Foundation and their ownership of First Foundation common stock can be found in First Foundation’s definitive proxy statement in connection with its 2025 annual meeting of stockholders, including under the headings “Security Ownership of Certain Beneficial Owners and Management”, “Election of Directors (Proposal No. 1)”, “Advisory Vote on the Compensation of the Company’s Named Executive Officers (Proposal No. 4)”, “Compensation Committee Report”, and “Certain Relationships and Related Party Transactions” as filed with the SEC on April 17, 2025 and available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001413837/000110465925036041/tm252563-3_def14a.htm, and other documents subsequently filed by First Foundation with the SEC, including on Statements of Change in Ownership on Form 4 filed with the SEC, available at https://www.sec.gov/edgar/browse/?CIK=1413837&owner=exclude. Additional information regarding the interests of participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the joint proxy statement/prospectus and other relevant documents regarding the proposed merger filed with the SEC when they become available. You may obtain free copies of these documents through the website maintained by the SEC at https://www.sec.gov.

Contacts

Investor Relations & Media Contacts:

FirstSun Capital Bancorp:
Investor Contact:
Ed Jacques
Director of Investor Relations & Business Development, FirstSun
Investor.Relations@firstsuncb.com

Media Contact:
Jeanne Lipson
Director of Marketing, Sunflower Bank
Jeanne.Lipson@SunflowerBank.com

First Foundation Inc.
Investor Contact:
Jamie Britton
Chief Financial Officer
jbritton@ff-inc.com

Media Contacts:
Elliot Sloane
Managing Partner – ThroughCo Communications
esloane@throughco.com

Colin Kapp
Director of Marketing, First Foundation
ckapp@ff-inc.com